Exhibit 10.22

Star Gas Partners, L.P.

9 West Broad Street, Suite 310

Stamford, CT 06902

Entered into December 6, 2016. Effective as of October 1, 2016

Mr. Steven J. Goldman

Star Gas Partners, L.P.

9 West Broad Street, Suite 310

Stamford, CT 06902

Dear Steve:

This letter confirms your continuing in the position of Chief Executive Officer of Star Gas Partners, L.P. and its subsidiaries (the “Partnership”), effective as of October 1, 2016. In addition, you will continue to serve as the President of the Partnership. We are pleased to offer you the following compensation package and other terms, the levels and conditions of which will be in effect during your employment, unless otherwise modified by agreement between you and the Partnership.

Base Salary: Your base annual salary commencing October 1, 2016 will be $450,000 per year. You will be paid $18,750 semi-monthly subject to withholding of all applicable taxes and benefit deductions.

Benefit Coverage: You will be eligible to participate in the Partnership’s benefits plans in accordance with their terms and conditions.

Terms: It is understood that your employment is at will and that either party can terminate the relationship at any time. If the Partnership terminates your employment for reasons other than for cause, or you terminate your employment for good reason, you will be entitled to one year’s salary as severance. Such amount shall be paid to you in a lump sum within 30 days after the termination of your employment. In consideration of this offer you agree that while you are an employee of the Partnership and for twelve months thereafter, you will not compete with the Partnership nor become involved either as an employee, as a consultant or in any other capacity, in the sale of heating oil or propane on a retail basis. You agree that you will not reveal any confidential information concerning the Partnership and that you will not solicit nor seek to hire, employees of the Partnership during that time.

Please indicate your acceptance of this offer by signing and dating this letter below.

Should you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Richard Ambury Richard Ambury
Chief Financial Officer

Accepted:
/s/ Steven J. Goldman
Steven J. Goldman